Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ANNOUNCES VICTOR NESI TO RETIRE AS CO-PRESIDENT

AND HEAD OF INSTITUTIONAL GROUP; JOINS BOARD OF DIRECTORS

ST. LOUIS, June 11, 2025 – Stifel Financial Corp. (NYSE: SF) today announced that Victor Nesi, Co-President and Head of the Institutional Group, will retire from his day-to-day operating responsibilities effective July 1, 2025, after 16 years of distinguished service. Mr. Nesi will, however, continue to serve the firm, simultaneously joining its Board of Directors.

“Victor has been instrumental in building the platform we have today,” said Ronald J. Kruszewski, Chairman and CEO of Stifel. “The transformation of our Institutional Group under his guidance is one of the great success stories in our firm’s history. His strategic vision, leadership, and relentless focus on client service elevated Stifel into a major player in the investment banking world. On a personal level, I am grateful for Victor’s partnership and steady counsel, and I am thrilled he will continue to contribute as a valued member of our Board.”

Mr. Nesi joined Stifel in 2009, at a formative moment for the firm’s Institutional Group. Under his stewardship, the Institutional Group’s overall revenue grew from $391 million in 2008 to a peak of $2.2 billion in 2021, while extending its reach across geographies, products, and capabilities. Investment banking revenue alone climbed 20x during this time from $84 million to a record $1.6 billion.

In 2024, the Institutional Group reported $1.6 billion in revenue, which represents a more than fourfold increase since Mr. Nesi’s arrival.

“Importantly, Victor has also ensured that the Institutional Group is well-positioned for continued success,” added Mr. Kruszewski. “He has put in place a seasoned leadership team and a strong organizational structure designed to carry forward the culture that he helped establish.”

“It has been an honor and privilege to help grow Stifel into a premier full-service investment bank,” said Mr. Nesi. “Our success is a direct reflection of the extraordinary people of Stifel – their talent, relentless drive, and unwavering commitment have made everything possible. Together, we have built something enduring with the momentum to achieve even greater things. Consequently, I believe this is the appropriate time for me to step back and allow the next generation of leaders to continue driving our firm forward. I am still energized and eager for new challenges and I look forward to supporting Stifel’s continued success in my new role on the Board.”

Mr. Nesi’s career in investment banking spans four decades. Before coming to Stifel, he held several leadership positions at Merrill Lynch, including Head of Americas Investment Banking. He has also worked as an investment banker at Salomon Brothers and Goldman Sachs and practiced corporate and securities law at Shea & Gould.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit https://www.stifel.com/investor-relations/press-releases.

Media Contact

Neil Shapiro, +1 (212) 271-3447

shapiron@stifel.com

Investor Relations Contact

Joel Jeffrey, +1 (212) 271-3610

investorrelations@stifel.com